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                                                                     EXHIBIT 5

                                 March 23, 2000

OneLink Communications, Inc.
10340 Viking Drive, Suite 150
Eden Prairie, Minnesota   55344

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted on behalf of OneLink Communications, Inc. (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on March 23, 2000 relating to the registration under the Securities Act of 1933, as amended, of 2,618,716 shares of common stock, par value $.01 per share (the "Shares") issuable by the Company as follows: (a) 2,000,000 Shares issued in connection with a recent private placement; (b) 219,500 Shares issued in connection with the exercise of certain warrants, (c) 217,386 Shares issued in consideration for the Company's acquisition of certain intellectual property rights, (d) 146,000 Shares issuable upon the exercise (at a price of $1.00 per share) of certain other warrants and (e) 35,830 Shares issuable upon the exercise of certain option agreements

         Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares have been duly authorized and, when issued as described in the registration statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                Maslon Edelman Borman & Brand, LLP


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